News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS
Q4 ’25: Net Sales +2%; Organic Sales +2%; Diluted EPS +17%; Core EPS +6%
FY ’25: Net Sales 0%; Organic Sales +2%; Diluted EPS +8%; Core EPS +4%

CINCINNATI, July 29, 2025 - The Procter & Gamble Company (NYSE:PG) reported fourth quarter and fiscal year 2025 results.

“We grew sales and profit in fiscal 2025 and returned high levels of cash to shareowners in a dynamic, difficult and volatile environment,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “We've put in place strong plans to continue to deliver for all stakeholders in the current environment. In fiscal 2026, we expect to deliver another year of organic sales growth, Core EPS growth and strong adjusted free cash flow productivity. We remain committed to our integrated strategy – a focused product portfolio of daily use categories where performance drives brand choice, superiority – across product performance, packaging, brand communication, retail execution and consumer and customer value – productivity, constructive disruption and an agile and accountable organization, all aimed at delivering sustainable, balanced growth and value creation.”

Fiscal Year ($ billions, except EPS)
GAAP	2025	2024	% Change	Non-GAAP*	2025	2024	% Change
Net Sales	$84.3	$84.0	—%	Organic Sales	n/a	n/a	+2%
Diluted EPS	$6.51	$6.02	+8%	Core EPS	$6.83	$6.59	+4%

Fourth Quarter ($ billions, except EPS)
GAAP	2025	2024	% Change	Non-GAAP*	2025	2024	% Change
Net Sales	$20.9	$20.5	2%	Organic Sales	n/a	n/a	+2%
Diluted EPS	$1.48	$1.27	17%	Core EPS	$1.48	$1.40	+6%
* Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.

Fiscal Year 2025 Results

The Company reported fiscal year 2025 net sales of $84.3 billion, unchanged versus the prior year. A one percent increase due to higher pricing was offset by a one percent decrease from unfavorable foreign exchange impacts. All-in volume was unchanged versus prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased two percent. Higher pricing and organic volume each contributed one point of growth to organic sales. Mix was unchanged versus the prior year.

Diluted net earnings per share were $6.51, an increase of eight percent versus prior year as a reduction in selling, general and administrative costs (SG&A) in the current year and the non-cash impairment charge of $1.3 billion ($1.0 billion after tax) on the Gillette intangible asset in the prior year were partially offset by higher non-core restructuring charges in the current year. Core net earnings per share increased by 4% to $6.83. Currency-neutral core EPS increased 4% versus the prior year core EPS.

The Company generated operating cash flow of $17.8 billion and net earnings of $16.1 billion for the fiscal year. Adjusted free cash flow productivity was 87%, which is calculated as operating cash flow less capital spending and certain other items, as a percentage of net earnings excluding the non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in Argentina.

The Company returned over $16 billion of value to shareholders in fiscal 2025 via $9.9 billion in dividend payments and $6.5 billion of share repurchases. With the dividend increase in April 2025, this marks the 69th consecutive year that P&G has increased its dividend and the 135th consecutive year that P&G has paid a dividend since its incorporation in 1890.

April-June Quarter Results
The Company reported fiscal year 2025 fourth quarter net sales of $20.9 billion, an increase of two percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, also increased two percent. Higher pricing and favorable mix impacts each contributed a one percent increase to sales growth. Volume and foreign exchange each had a neutral impact on sales growth for the quarter.
Diluted net earnings per share were $1.48, an increase of seventeen percent versus the prior year driven primarily by higher restructuring charges in the prior year related to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria. Core net earnings per share increased six percent to $1.48. Currency-neutral core EPS increased five percent versus the prior year EPS.

Operating cash flow was $5.0 billion and net earnings were $3.6 billion, with adjusted free cash flow productivity of 110%.
April-June Quarter Business Discussion

April - June 2025	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	(1)%	1%	(1)%	—%	—%	1%	1%
Grooming	—%	—%	4%	(1)%	(1)%	2%	(1)%	1%
Health Care	(2)%	—%	1%	3%	—%	2%	(2)%	2%
Fabric & Home Care	—%	1%	1%	—%	—%	2%	—%	1%
Baby, Feminine & Family Care	—%	1%	1%	—%	—%	2%	—%	1%
Total P&G	—%	—%	1%	1%	—%	2%	—%	2%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased one percent versus year ago. Hair Care organic sales were unchanged as innovation-driven growth in Latin America and Europe was offset by volume declines in North America and Greater China. Personal Care organic sales increased low single digits driven by volume growth in North America, partially offset by negative impacts from unfavorable geographic mix. Skin Care organic sales were unchanged as volume growth in Greater China was offset by a volume decline in North America and unfavorable mix.
•Grooming segment organic sales increased one percent versus year ago driven by innovation-based pricing, partially offset by an appliances volume decline.
•Health Care segment organic sales increased two percent versus year ago. Oral Care organic sales increased low single digits driven by product mix from premium innovation. Personal Health Care organic sales also increased low single digits driven by growth due to pricing, partially offset by a volume decline due to lower average incidence of cough and cold in North America.
•Fabric and Home Care segment organic sales increased one percent versus year ago. Fabric Care organic sales increased low single digits driven primarily by innovation-driven growth in North America. Home Care organic sales also increased low single digits due to volume growth in North America and Europe.
•Baby, Feminine and Family Care segment organic sales increased one percent versus year ago. Baby Care organic sales declined low single digits driven by volume declines in North America. Feminine Care organic sales increased low single digits driven by increased pricing and favorable product mix. Family Care organic sales increased low single digits driven by volume growth.

Reported gross margin for the quarter decreased 50 basis points versus year ago. Core gross margin for the quarter decreased 70 basis points versus year ago, 50 basis points on a currency-neutral basis. The decrease was driven by 150 basis points of unfavorable product mix, 70 basis points of product/package reinvestments, 40 basis points of higher commodity costs, 40 basis points of higher costs from tariffs and 40 basis points of other miscellaneous items and rounding. These were partially offset by 240 basis points of productivity savings and 50 basis points of pricing benefit.

Reported selling, general and administrative expense (SG&A) as a percentage of sales declined 240 basis points versus the prior year. Core and currency-neutral selling, general and administrative expense (SG&A) as a percentage of sales declined 220 basis points versus year ago. The decline was driven by 320 basis points of productivity savings, which includes reductions across marketing and overhead costs and adjustments to expected variable compensation payouts, and 60 basis points of net sales growth leverage and rounding, partially offset by 160 basis points of reinvestments.

Reported operating margin for the quarter increased 190 basis points due primarily to productivity savings. Excluding 40 basis points of non-core restructuring charges in the prior year, core operating margin for the quarter increased 150 basis points versus the prior year and 170 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 560 basis points.

Limited Market Portfolio Restructuring
In fiscal year 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. In the July-September 2024 quarter of fiscal year 2025, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina and recorded incremental restructuring charges of $0.8 billion after tax, comprised primarily of non-cash charges for accumulated foreign currency translation losses.

Focused Portfolio, Supply Chain and Productivity Plan
In June 2025, the Company announced a portfolio and productivity plan to focus its portfolio and organization to improve its cost structure and competitiveness. In connection with this announcement, the Company said that it expects to incur non-core restructuring costs of approximately $1 to $1.6 billion before-tax over a two-year period. These restructuring activities include a plan for a reduction in non-manufacturing overhead personnel of up to 7,000 by the end of fiscal 2027. The Company expects to incur half of the costs under this plan by the end of fiscal 2026, with the remainder incurred in fiscal 2027.

Fiscal Year 2026 Guidance
P&G expects fiscal year 2026 all-in sales growth in the range of one to five percent versus the prior year. This includes a one percent benefit from the net impacts of foreign exchange rates and acquisitions and divestitures. The Company expects organic sales growth in the range of flat to up four percent versus prior year. Included in organic sales is a growth headwind of 30 to 50 basis points from brand and product form discontinuations.

P&G expects fiscal 2026 diluted net earnings per share growth in the range of 3% to 9% versus fiscal 2025 GAAP EPS of $6.51. GAAP EPS includes an expected gain from the exit of the Glad Joint Venture with Clorox in the range of $0.10 to $0.13 per share and non-core restructuring charges of $0.12 to $0.25 per share. P&G expects its fiscal 2026 core earnings per share growth in the range of flat to up four percent versus fiscal 2025 core EPS of $6.83. This outlook equates to a range of $6.83 to $7.09 per share, with a mid-point estimate of $6.96, or an increase of 2%.

The Company estimates a headwind of around $200 million after-tax from unfavorable commodity costs and a net headwind of roughly $250 million after-tax from modestly higher net interest expense and its core effective tax rate. In addition, the Company’s outlook includes around $1 billion dollars before-tax, or approximately $800 million after-tax, in higher costs from tariffs. The Company said it expects a tailwind from foreign exchange rates of approximately $300 million dollars after-tax. Combined, the net of these impacts equates to a headwind of $0.39 per share for fiscal 2026, or a six percent drag on core EPS growth.

The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G said it expects a core effective tax rate to be in the range of 20% to 21% in fiscal 2026, at the mid-point of the range, approximately one point higher than the fiscal 2025 level.

Capital spending is estimated to be in the range of four to five percent of fiscal 2026 net sales.

P&G said it expects adjusted free cash flow productivity of 85% to 90% and expects to pay around $10 billion in dividends and to repurchase approximately $5 billion of common shares in fiscal 2026.

Forward-Looking Statements

Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, changes in global interest rates and rate differentials, currency exchange, pricing controls or tariffs; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, variability and unpredictability in trade relations, sanctions, tariffs or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices, social or environmental practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws, regulations, policies and related interpretations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity, data protection and data transfers, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to continue delivering progress towards our environmental sustainability ambitions.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
# # #
P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Henry Molski, 513.505.3587
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Fiscal Year Ended June 30
	2025	2024	% Chg	2025	2024	% Chg
NET SALES	$20,889	$20,532	2%	$84,284	$84,039	—%
Cost of products sold	10,631	10,348	3%	41,164	40,848	1%
GROSS PROFIT	10,258	10,183	1%	43,120	43,191	—%
Selling, general and administrative expense	5,903	6,299	(6)%	22,669	23,305	(3)%
Indefinite-lived intangible asset impairment charge	—	—		—	1,341
OPERATING INCOME	4,355	3,884	12%	20,451	18,545	10%
Interest expense	(212)	(220)	(4)%	(907)	(925)	(2)%
Interest income	104	107	(3)%	469	473	(1)%
Other non-operating income, net	274	98	180%	154	668	(77)%
EARNINGS BEFORE INCOME TAXES	4,521	3,870	17%	20,167	18,761	7%
Income taxes	895	726	23%	4,102	3,787	8%
NET EARNINGS	3,626	3,144	15%	16,065	14,974	7%
Less: Net earnings/(loss) attributable to non controlling interests	11	7	57%	91	95	(4)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,615	$3,137	15%	$15,974	$14,879	7%

EFFECTIVE TAX RATE	19.8%	18.8%		20.3%	20.2%

NET EARNINGS PER COMMON SHARE: (1)
Basic	$1.51	$1.30	16%	$6.67	$6.18	8%
Diluted	$1.48	$1.27	17%	$6.51	$6.02	8%

DIVIDENDS PER COMMON SHARE	$1.0568	$1.0065	5%	$4.0763	$3.8286	6%
Diluted Weighted Average Common Shares Outstanding	2,443.8	2,472.2		2,454.4	2,471.9

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	49.1%	49.6%	(50)	51.2%	51.4%	(20)
Selling, general and administrative expense	28.3%	30.7%	(240)	26.9%	27.7%	(80)
Operating margin	20.8%	18.9%	190	24.3%	22.1%	220
Earnings before income taxes	21.6%	18.8%	280	23.9%	22.3%	160
Net earnings	17.4%	15.3%	210	19.1%	17.8%	130
Net earnings attributable to Procter & Gamble	17.3%	15.3%	200	19.0%	17.7%	130
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30, 2025
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,733	—%	$708	3%	$557	4%
Grooming	1,683	2%	458	16%	371	19%
Health Care	2,722	2%	487	12%	372	14%
Fabric & Home Care	7,385	2%	1,751	10%	1,375	11%
Baby, Feminine & Family Care	5,093	2%	1,217	10%	948	12%
Corporate	274	N/A	(100)	N/A	4	N/A
TOTAL	$20,889	2%	$4,521	17%	$3,626	15%

	Three Months Ended June 30, 2025
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	1%	1%	(1)%	1%	(1)%	—%	—%
Grooming	—%	(1)%	—%	4%	(1)%	(1)%	2%
Health Care	(2)%	(2)%	—%	1%	3%	—%	2%
Fabric & Home Care	—%	—%	1%	1%	—%	—%	2%
Baby, Feminine & Family Care	—%	—%	1%	1%	—%	—%	2%
TOTAL	—%	—%	—%	1%	1%	—%	2%

	Fiscal Year Ended June 30, 2025
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$14,964	(2)%	$3,454	(9)%	$2,715	(8)%
Grooming	6,662	—%	1,952	6%	1,577	7%
Health Care	11,998	2%	3,149	7%	2,440	8%
Fabric & Home Care	29,617	—%	7,459	2%	5,848	3%
Baby, Feminine & Family Care	20,248	—%	5,214	(1)%	4,013	—%
Corporate	794	N/A	(1,061)	N/A	(527)	N/A
TOTAL	$84,284	—%	$20,167	7%	$16,065	7%

	Fiscal Year Ended June 30, 2025
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	(1)%	1%	(1)%	2%	(2)%	—%	(2)%
Grooming	2%	2%	(2)%	2%	(1)%	(1)%	—%
Health Care	(1)%	(1)%	(1)%	1%	3%	—%	2%
Fabric & Home Care	—%	1%	(1)%	—%	1%	—%	—%
Baby, Feminine & Family Care	—%	—%	(1)%	—%	1%	—%	—%
TOTAL	—%	1%	(1)%	1%	—%	—%	—%
(1)    Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)    Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Fiscal Year Ended June 30
	2025	2024
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$9,482	$8,246
OPERATING ACTIVITIES (1)
Net earnings	16,065	14,974
Depreciation and amortization	2,847	2,896
Share-based compensation expense	476	562
Deferred income taxes	149	(244)
Loss/(gain) on sale of assets	755	(215)
Indefinite-lived intangible asset impairment charge	—	1,341
Change in accounts receivable	45	(766)
Change in inventories	(324)	(70)
Change in accounts payable	(542)	878
Other	(1,653)	491
TOTAL OPERATING ACTIVITIES	17,817	19,846
INVESTING ACTIVITIES
Capital expenditures	(3,773)	(3,322)
Proceeds from asset sales	107	346
Acquisitions, net of cash acquired	(11)	(21)
Other investing activity	(141)	(507)
TOTAL INVESTING ACTIVITIES	(3,818)	(3,504)
FINANCING ACTIVITIES
Dividends to shareholders	(9,872)	(9,312)
Additions to short-term debt with original maturities of more than three months	8,020	3,528
Reductions in short-term debt with original maturities of more than three months	(6,512)	(7,689)
Net additions/(reductions) to other short-term debt	(1,138)	857
Additions to long-term debt	2,237	3,197
Reductions of long-term debt	(1,977)	(2,335)
Treasury stock purchases	(6,500)	(5,006)
Impact of stock options and other	1,707	1,905
TOTAL FINANCING ACTIVITIES	(14,036)	(14,855)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	112	(251)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	75	1,235
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$9,556	$9,482
(1)Certain prior period amounts within Operating Activities have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the previously reported Total Operating Activities.
Amounts in millions of dollars except per share amounts or as otherwise specified. Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2025	June 30, 2024
Cash and cash equivalents	$9,556	$9,482
Accounts receivable	6,185	6,118
Inventories	7,551	7,016
Prepaid expenses and other current assets	2,100	2,095
TOTAL CURRENT ASSETS	25,392	24,709
PROPERTY, PLANT AND EQUIPMENT, NET	23,897	22,152
GOODWILL	41,650	40,303
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	21,910	22,047
OTHER NONCURRENT ASSETS	12,381	13,158
TOTAL ASSETS	$125,231	$122,370

Accounts payable	$15,227	$15,364
Accrued and other liabilities	11,318	11,073
Debt due within one year	9,513	7,191
TOTAL CURRENT LIABILITIES	36,058	33,627
LONG-TERM DEBT	24,995	25,269
DEFERRED INCOME TAXES	5,774	6,516
OTHER NONCURRENT LIABILITIES	6,120	6,398
TOTAL LIABILITIES	72,946	71,811
TOTAL SHAREHOLDERS' EQUITY	52,284	50,559
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$125,231	$122,370

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's July 29, 2025, earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Intangible asset impairment: In the fiscal year ended June 30, 2024, the Company recognized a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette intangible asset acquired as part of the Company's 2005 acquisition of The Gillette Company.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral Core EPS: Core net earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. We view these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provides a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral Core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral Core operating margin is a measure of the Company's Core operating margin excluding the incremental current year impact of foreign exchange. We believe these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the 2017 U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria and Argentina, and the Gillette intangible asset impairment charge. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. This measure is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024
Amounts in millions except per share amounts	As Reported (GAAP) (1)	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)
Cost of products sold	$10,631	$10,348	$(45)	$10,303
Gross profit	10,258	10,183	45	10,229
Gross margin	49.1%	49.6%	0.2%	49.8%
Currency impact to gross margin	0.2%
Currency-neutral gross margin	49.3%
Selling, general and administrative expense	5,903	6,299	(28)	6,271
Selling, general and administrative expense as a % of net sales	28.3%	30.7%	(0.2)%	30.5%
Currency impact to selling, general and administrative expense as a % of net sales	0.1%
Currency-neutral selling, general and administrative expense as a % of net sales	28.3%
Operating income	4,355	3,884	73	3,958
Operating margin	20.8%	18.9%	0.4%	19.3%
Currency impact to operating margin	0.1%
Currency-neutral operating margin	21.0%
Other non-operating income, net	274	98	248	346
Income taxes	895	726	(6)	720
Net earnings attributable to P&G	3,615	3,137	327	3,464
				Core EPS
Diluted net earnings per common share (2)	$1.48	$1.27	$0.13	$1.40
Currency impact to earnings	$(0.01)
Currency-neutral EPS	$1.47
Diluted weighted average common shares outstanding	2,443.8	2,472.2
Common shares outstanding - June 30, 2025	2,342.0
(1)For the period ending June 30, 2025, there were no adjustments to or reconciling items for Core EPS.
(2)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin			(50)	BPS
Core gross margin			(70)	BPS
Currency-neutral Core gross margin			(50)	BPS
Selling, general and administrative expense as a % of net sales			(240)	BPS
Core selling, general and administrative expense as a % of net sales			(220)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales			(220)	BPS
Operating margin			190	BPS
Core operating margin			150	BPS
Currency-neutral Core operating margin			170	BPS
Diluted EPS			17%
Core EPS			6%
Currency-neutral Core EPS			5%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Fiscal Year Ended June 30, 2025			Fiscal Year Ended June 30, 2024
Amounts in millions except per share amounts	As Reported (GAAP)	Incremental Restructuring	Core (Non-GAAP)	As Reported (GAAP)	Incremental Restructuring	Intangible Impairment	Core (Non-GAAP)
Cost of products sold	$41,164	$20	$41,184	$40,848	$(70)	$—	$40,778
Gross profit	43,120	(20)	43,099	43,191	70	—	43,261
Gross margin	51.2%	—%	51.1%	51.4%	0.1%	—%	51.5%
Currency impact to Core gross margin			0.2%
Currency-neutral Core gross margin			51.3%
Selling, general and administrative expense	22,669	(25)	22,643	23,305	(33)	—	23,273
Selling, general and administrative expense as a % of net sales	26.9%	—%	26.9%	27.7%	—%	—%	27.7%
Currency impact to Core selling, general and administrative expense as a % of net sales			0.2%
Currency-neutral Core selling, general and administrative expense as a % of net sales			27.0%
Operating income	20,451	5	20,456	18,545	103	1,341	19,988
Operating margin	24.3%	—%	24.3%	22.1%	0.1%	1.6%	23.8%
Currency impact to Core operating margin			—%
Currency-neutral Core operating margin			24.3%
Other non-operating income, net	154	789	943	668	248	—	916
Income taxes	4,102	(7)	4,094	3,787	(25)	315	4,077
Net earnings attributable to P&G	15,974	801	16,775	14,879	376	1,026	16,281
			Core EPS				Core EPS
Diluted net earnings per common share (1)	$6.51	$0.33	$6.83	$6.02	$0.15	$0.42	$6.59
Currency impact to Core EPS			$0.02
Currency-neutral Core EPS			$6.85
Diluted weighted average common shares outstanding	2,454.4			2,471.9
Common shares outstanding - June 30, 2025	2,342.0
(1)Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
Gross margin						(20)	BPS
Core gross margin						(40)	BPS
Currency-neutral Core gross margin						(20)	BPS
Selling, general and administrative expense as a % of net sales						(80)	BPS
Core selling, general and administrative expense as a % of net sales						(80)	BPS
Currency-neutral Core selling, general and administrative as a % of net sales						(70)	BPS
Operating margin						220	BPS
Core operating margin						50	BPS
Currency-neutral Core operating margin						50	BPS
Diluted EPS						8%
Core EPS						4%
Currency-neutral Core EPS						4%

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2025	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	—%	1%	—%	1%
Grooming	2%	—%	(1)%	1%
Health Care	2%	—%	—%	2%
Fabric & Home Care	2%	(1)%	—%	1%
Baby, Feminine & Family Care	2%	(1)%	—%	1%
Total Company	2%	—%	—%	2%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
FY 2025	—%	1%	1%	2%
(1)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact	Organic Sales Growth
FY 2026 (Estimate)	+1% to +5%	-1%	-% to +4%
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of change in Non-Core Items	Core EPS Growth
FY 2026 (Estimate)	+3% to +9%	-3% to -5%	-% to +4%
Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2025
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$4,985	$(996)	$3,989

Fiscal Year Ended June 30, 2025
Operating Cash Flow	Capital Spending	2017 U.S. Tax Act Payments	Adjusted Free Cash Flow
$17,817	$(3,773)	$562	$14,606
Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2025
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$3,989	$3,626	110%

Fiscal Year Ended June 30, 2025
Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings as Adjusted	Adjusted Free Cash Flow Productivity
$14,606	$16,065	$752	$16,817	87%
(1) Adjustments to Net Earnings relate to a non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in Argentina.